ONCOTHYREON REPORTS FULL YEAR AND FOURTH QUARTER 2008
FINANCIAL RESULTS

SEATTLE, WASHINGTON - March 9, 2009 - Oncothyreon Inc. (NASDAQ: ONTY) (TSX: ONY) (the “Company”) today reported financial results for the year and quarter ended December 31, 2008.

Net income for the year ended December 31, 2008 was $7.1 million, or $0.37 per basic and $0.36 per diluted share, compared with a net loss of $20.3 million, or $1.04 per basic and diluted share, for the year ended December 31, 2007.  The change from net loss to net income was the result of an increase in revenue from $3.8 million for the year ended December 31, 2007 to $40.0 million for the year ended December 31, 2008, partially offset by an increase in expenses from $24.1 million to $32.9 million for the comparable periods.

The increase in revenue in 2008 compared to 2007 primarily resulted from an increase in contract manufacturing revenue to $15.6 million from $2.5 million and an increase in licensing revenue to $24.4 million from $0.5 million.   Of the $13.1 million increase in contract manufacturing revenue in 2008 compared to 2007, $11.4 million was related to the bulk sale of raw material, work in process and finished goods inventory for Stimuvax® to Merck KGaA in December 2008 and the remaining $1.7 million was related to increased sales to Merck KGaA during 2008 compared to 2007 to support the ongoing Phase 3 trial of Stimuvax.  The $23.9 million increase in licensing revenue for 2008 relative to 2007 was directly attributable to the license in December 2008 of Oncothyreon’s Stimuvax manufacturing rights and know-how to Merck KGaA for a payment of $10.5 million and the recognition of $12.9 million in previously deferred revenue, as Oncothyreon no longer has any performance obligations under the Company’s agreement with Merck KGaA.

The increase in expenses in 2008 compared to 2007 primarily resulted from an increase in combined research and development and manufacturing expenses to $23.0 million from $12.6 million, partially offset by a decrease in general and administrative expenses to $9.7 million from $11.8 million.  The $10.4 million increase in combined research and development and manufacturing expenses primarily relates to the bulk sale of inventory to Merck KGaA in December 2008, resulting in a significant increase in cost of sales.  The $2.0 million decrease in general and administrative expense for 2008 compared to 2007 was primarily attributable to higher legal, accounting and tax advisory fees incurred in 2007 associated with the Company’s reincorporation in Delaware.

As of December 31, 2008, Oncothyreon’s cash, cash equivalents and short-term investments were $19.2 million, compared to $24.2 million at the end of 2007, a decrease of $5.0 million. The decrease was primarily the result of the use of cash to fund operations, offset by cash received from the license of Stimuvax manufacturing rights and know-how and the sale of inventory to Merck KGaA.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2009 are expected to be substantially less than in 2008, primarily as a result of transferring manufacturing and process development activities for Stimuvax to Merck KGaA and of the previously announced plan to restrict development activities to PX-478 and PX-866. Oncothyreon currently expects cash used in operations in 2009 to be approximately $12 million. As a result, Oncothyreon estimates that the Company’s existing cash, together with a milestone payment from Merck KGaA expected at year end, will be sufficient to fund operations for at least the next twelve (12) months.

Conference Call and Webcast

Oncothyreon’s management will discuss the Company's 2008 financial results during a conference call beginning at 1:30 p.m. PT/ 4:30 p.m. ET today, Monday, March 9, 2009. To listen to a webcast of the discussion, visit www.oncothyreon.com.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com

Oncothyreon Inc.

Consolidated Statements of Operations and Other Comprehensive Income (Loss) Data
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007

Revenue
Contract research and development	$-	$29	$-	$631
Contract manufacturing	12,636	1,617	15,582	2,536
Licensing revenue from collaborative agreements	23,388	212	24,416	528
Licensing, royalties and other revenue	-	80	-	103
	36,024	1,938	39,998	3,798

Expenses
Research and development	2,401	2,278	9,318	10,011
Manufacturing	10,527	1,396	13,675	2,564
General and administrative	2,444	3,567	9,749	11,797
Marketing and business development	-	26	-	565
Amortization	105	84	422	246
Investment and other (income) expense	(177)	(19)	(291)	376
Change in fair value of warrant liability	-	(242)	-	(1,421)
	15,300	7,090	32,873	24,138
Net income (loss)	20,724	(5,152)	7,125	(20,340)
Other comprehensive income	-	1,253	-	3,243
Comprehensive net income (loss)	$20,724	$(3,899)	$7,125	$(17,097)
Income (loss) per share - Basic	$1.06	$(0.26)	$0.37	$(1.04)
Income (loss) per share - Diluted	$1.06	$(0.26)	$0.36	$(1.04)
Shares used to compute basic income (loss) per share	19,492	19.486	19,491	19.486
Shares used to compute diluted income (loss) per share	19,572	19.486	19,572	19.486

Oncothyreon Inc.

Consolidated Balance Sheet Data
(in thousands of U.S. dollars)
(unaudited)

	December 31, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$19,166	$24,186
Total assets	24,971	36,218
Total long-term liabilities	393	12,526
Stockholders’ equity	20,717	12,019
Common shares outstanding	19,492	19,486